                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the registrant [X]
     Filed by a party other than the registrant [ ]
     Check the appropriate box:
     [ ] Preliminary proxy statement
     [ ] Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [X] Definitive proxy statement
     [ ] Definitive additional materials
     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              VORNADO REALTY TRUST
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              VORNADO REALTY TRUST
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     [X] No fee required.
     [ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------
     (3) Filing party:

--------------------------------------------------------------------------------
     (4) Date filed:

--------------------------------------------------------------------------------

---------------
    (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                                 [VORNADO LOGO]

                                   NOTICE OF
                                 ANNUAL MEETING
                                OF SHAREHOLDERS

                                      AND

                                PROXY STATEMENT

                                 ------------ V
                                  ------------
                                    1 9 9 8

                                 [VORNADO LOGO]
                             PARK 80 WEST, PLAZA II
                         SADDLE BROOK, NEW JERSEY 07663
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 27, 1998
                            ------------------------

To the Holders of Common Shares of Beneficial Interest:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), will be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663, on Wednesday, May 27, 1998, at 10:00 A.M., local time, for the following purposes:

     (1) The election of two persons to the Board of Trustees of the Company, each for a term of three years; and

     (2) The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Pursuant to the Bylaws of the Company, the Board of Trustees of the Company has fixed the close of business on April 13, 1998, as the record date for determination of shareholders entitled to notice of and to vote at the meeting.

     Your attention is called to the attached proxy statement. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR OWN SHARES.

                            By Order of the Board of Trustees

                            Lee D. Ratner
                            Assistant Secretary

                                 [VORNADO LOGO]

                             PARK 80 WEST, PLAZA II
                         SADDLE BROOK, NEW JERSEY 07663
                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 27, 1998
                            ------------------------

     The enclosed proxy is being solicited by the Board of Trustees of Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 27, 1998 ("Annual Meeting"). The proxy may be revoked by the shareholder at any time prior to its exercise at the Annual Meeting by executing and delivering to the Company at its principal office a written revocation or later dated proxy or by attending the Annual Meeting and voting in person. The cost of soliciting proxies will be borne by the Company. MacKenzie Partners, Inc. has been engaged by the Company to solicit proxies, at a fee not to exceed $5,000. In addition to solicitation by mail and by telephone calls, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse them for their expenses in so doing.

     Only shareholders of record at the close of business on April 13, 1998 are entitled to notice of and to vote at the Annual Meeting. There were on such date 72,185,535 Shares outstanding, each entitled to one vote at the Annual Meeting.

     The principal executive office of the Company is located at Park 80 West, Plaza II, Saddle Brook, New Jersey 07663. This notice of meeting and proxy statement and enclosed proxy will be mailed on or about May 4, 1998 to the Company's shareholders of record as of the close of business on April 13, 1998.

     In April 1997, the Company transferred substantially all of its assets to Vornado Realty L.P., a Delaware limited partnership (the "Operating Partnership"). As a result, the Company now conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership. The Company is the sole general partner of, and owned an approximate 91.1% limited partnership interest in, the Operating Partnership at April 15, 1998.

     On October 7, 1997, the Company declared a two-for-one share split of its outstanding common shares of beneficial interest, par value $.04 per share ("Shares"), to be effected in the form of a 100% share dividend. The share dividend was paid on October 30, 1997 to shareholders of record as of the close of business on October 15, 1997. Accordingly, all share information contained in this Proxy Statement has been adjusted to give effect to the two-for-one share split.

                              ELECTION OF TRUSTEES

     The Amended and Restated Declaration of Trust of the Company, as amended ("Declaration of Trust"), provides that the Board shall be divided into three classes, as nearly equal in number as possible. One class of trustees is elected at each annual meeting of shareholders to hold office for a term of three years and until their successors are duly elected and qualify.

     Unless otherwise directed in the proxy, the person named in the enclosed proxy, or his substitute, will vote such proxy for the election of the two nominees listed below as trustees for a three-year term and until their respective successors are duly elected and qualify. If any nominee at the time of election is unavailable to serve, a contingency not presently anticipated, it is intended that the person named in the proxy, or his substitute, will vote for an alternate nominee who will be designated by the Board. Proxies may be voted only for the nominees named or such alternates.

     Under the Bylaws, the affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is sufficient to elect a trustee. Under Maryland law, proxies marked "withhold authority" will be counted for the purpose of determining the presence of a quorum but such proxies and failures to vote (including proxies from brokers or other nominees indicating that such persons do not have discretionary power to vote Shares in the election of trustees) will not be counted as votes cast in the election of trustees and thus will have no effect on the result of the vote.

     The following table sets forth the nominees (all of whom are presently members of the Board of the Company) and the other present members of the Board of the Company. With respect to each such person, the table sets forth the age, principal occupation, position presently held with the Company, and the year in which the person first became a trustee of the Company or a director of its predecessor, Vornado, Inc.

                                                         YEAR
                               PRINCIPAL OCCUPATION      TERM
                               AND PRESENT POSITION      WILL    INITIAL
        NAME           AGE       WITH THE COMPANY       EXPIRE   ELECTION
        ----           ---     --------------------     ------   --------
NOMINEES FOR ELECTION TO SERVE AS TRUSTEES
UNTIL THE ANNUAL MEETING IN 2001
------------------------------------------------------

DAVID MANDELBAUM       62    A member of the law firm    1998      1979
                             of Mandelbaum &
                             Mandelbaum, P.C.; a
                             general partner of
                             Interstate Properties
                             ("Interstate")
RICHARD WEST           60    Dean Emeritus, Leonard N.   1998      1982
                             Stern School of Business,
                             New York University

PRESENT TRUSTEES ELECTED TO SERVE UNTIL
THE ANNUAL MEETING IN 1999
------------------------------------------------------
BERNARD H.
  MENDIK               68    Co-Chairman of the Board    1999      1997
                             of the Company; Chief
                             Executive Officer of the
                             Mendik Division of the
                             Company
STANLEY SIMON*         80    Owner of Stanley Simon      1999      1960
                             and Associates,
                             management and financial
                             consultants
RONALD TARGAN          71    A member of the law firm    1999      1980
                             of Schechner and Targan,
                             P.A.; President of Malt
                             Products Corporation of
                             New Jersey, a producer of
                             malt syrup

PRESENT TRUSTEES ELECTED TO SERVE UNTIL
THE ANNUAL MEETING IN 2000
------------------------------------------------------
MICHAEL D.
  FASCITELLI*          41    President of the Company    2000      1996
STEVEN ROTH*           56    Chairman of the Board and   2000      1979
                             Chief Executive Officer
                             of the Company; managing
                             general partner of
                             Interstate

                                                         YEAR
                               PRINCIPAL OCCUPATION      TERM
                               AND PRESENT POSITION      WILL    INITIAL
        NAME           AGE       WITH THE COMPANY       EXPIRE   ELECTION
        ----           ---     --------------------     ------   --------
RUSSELL B.
  WIGHT, JR.*          58    A general partner of        2000      1979
                             Interstate

---------------
* Member of Executive Committee of the Board of the Company.

     Mr. Mandelbaum has been a member of Mandelbaum & Mandelbaum, P.C. since 1967. Since 1968, he has been a general partner of Interstate. Mr. Mandelbaum is also a director of Alexander's, Inc. ("Alexander's").

     Mr. West is Dean Emeritus at the Leonard N. Stern School of Business, New York University. He was a professor there from September 1984 until September 1995. He was also Dean from September 1984 until August 1993. Mr. West is also a director or a trustee of Alexander's, Bowne & Co., Inc., various investment companies managed by Merrill Lynch Assets Management, Inc. and various investment companies managed by Hotchkis & Wiley.

     Mr. Mendik has been Chief Executive Officer of the Mendik Division of the Company since April 15, 1997 and Co-Chairman of the Board since April 28, 1997 (see the description of the Mendik Transaction included in "Certain Transactions"). From 1990 until April 15, 1997, he was Chairman of the Board of Directors of Mendik Realty. He was President and sole shareholder of Mendik Realty from its founding in 1978 until 1990.

     Mr. Simon has been the owner of Stanley Simon and Associates since 1958. Mr. Simon is also a director of General Microwave Corporation.

     Mr. Targan has been President of Malt Products Corporation of New Jersey since 1962. Since 1964, he has been a member of the law firm of Schechner and Targan, P.A.

     Mr. Fascitelli became the President and a Trustee of the Company on December 2, 1996. He was a partner at Goldman Sachs, in charge of its real estate practice, from

December 1992 to December 1996 and was a vice president there prior to December 1992. He is also a director of Alexander's.

     Mr. Roth has been Chairman of the Board and Chief Executive Officer of the Company since May 1989 and Chairman of the Executive Committee of the Board of the Company since April 1980. Since 1968, he has been a general partner of Interstate and, more recently, he has been managing general partner. On March 2, 1995, he became Chief Executive Officer of Alexander's. Mr. Roth is also a director of Alexander's.

     Mr. Wight has been a general partner of Interstate since 1968. Mr. Wight is also a director of Alexander's and Insituform Technologies, Inc.

     Interstate is a New Jersey partnership formed in 1968. Messrs. Roth, Wight and Mandelbaum have at all times been the general partners of Interstate. Interstate is an owner of shopping centers, and an investor in securities and partnerships.

     The Company is not aware of any family relationships between any trustee or executive officer of the Company or person nominated or chosen by the Company to become a trustee or executive officer. Messrs. Roth, Wight and Mandelbaum are affiliated with each other as general partners of Interstate and in other businesses. Messrs. Mandelbaum and Targan are affiliated with each other in businesses and in the practice of law.

     Mr. Roth, Mr. Fascitelli and Interstate Properties who beneficially own, as of April 15, 1998, 19.6% of the outstanding Shares, entered into an agreement in April 1997 with Mr. Mendik pursuant to which they are obligated to vote all Shares which they own (or over which they exercise voting control) in favor of the election of Mr. Mendik to the Board of Trustees of Vornado until April 2003 (unless earlier terminated in accordance with its terms).

     The Board has an Executive Committee, Audit Committee and a Compensation Committee. The Executive Committee possesses and may exercise certain powers of the

Board in the management of the business affairs of the Company, except those reserved to the Board under Maryland law. The Executive Committee consists of Messrs. Roth, Fascitelli, Simon and Wight, Jr. Mr. Roth is Chairman of the Executive Committee. The Executive Committee did not meet in 1997.

     The Audit Committee's functions include reviewing annual and quarterly reports and proxy statements sent to shareholders and filed with the Securities and Exchange Commission, recommending to the Board the engaging of the independent auditors, reviewing with the independent auditors the plan and results of the auditors' engagement and other matters of interest to the Committee and reviewing with the Company's financial officers and internal auditors matters of interest to the Committee, including the effectiveness of the Company's internal controls and the results of its operations. The Audit Committee, which held four meetings during the Company's last fiscal year, consists of three members, Messrs. West, Mandelbaum and Simon. Mr. West is the Chairman of the Audit Committee.

     The Compensation Committee is responsible for establishing the terms of the compensation of the executive officers and the granting of awards under the Company's Omnibus Share Plan. The Committee, which held four meetings during the Company's last fiscal year, consists of two members, Messrs. Simon and West. Mr. Simon is the Chairman of the Compensation Committee.

     The Board held ten meetings during the Company's last fiscal year. Each trustee of the Company attended at least 80% of the combined total of meetings of the Board and all committees on which he served during that period.

                             COMPENSATION COMMITTEE
                            OF THE BOARD OF TRUSTEES
                        REPORT ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation Committee (the "Committee") is responsible for establishing the terms of the compensation of the Company's executive officers.

     Each of the executive officers receives a base salary. The Committee periodically reviews and adjusts Mr. Roth's base salary. Mr. Roth's current base salary of $625,000 was established in November 1991. Mr. Fascitelli's base salary is $600,000 in accordance with the employment agreement entered into on December 2, 1996. The base salary of Mr. Greenbaum is $425,000 in accordance with the employment agreement entered into on April 15, 1997. The base salary of Mr. Macnow is $425,000 in accordance with the employment agreement entered into as of January 1, 1998. The base salary of Mr. Rowan is $380,500 in accordance with the employment agreement entered into as of January 1, 1998. Such employment agreements provide for an annual adjustment of their base salary equal to 125% of the percentage increase in the prior year's consumer price index. (See "Executive Compensation -- Employment Contracts")

     The factors and criteria which the Committee utilitizes in establishing the compensation of the Company's executive officers (including Mr. Roth) include an evaluation of the Company's overall financial and business performance, the officer's overall leadership and management and contributions by the officer to the Company's acquisitions or investments. The Committee also considers the compensation provided in the prior year and estimates of compensation to be provided by similar companies in the current year. The primary objective of the Committee in establishing the terms of the executive officers' compensation has been to provide strong financial incentives for the executive officers to maxi-mize shareholder value. The Committee believes that the best way to accomplish this objective is to grant substantial share options on a fixed share basis without adjusting the number of shares granted to offset changes in the Company's share price.

     The employment agreement of Michael D. Fascitelli, President, provides in addition to his annual salary, that he receive a deferred payment consisting of $5,000,000 in cash and a $20,000,000 convertible obligation payable at the Company's option in 919,540 of its Shares or the cash equivalent of their appreciated value but not less than $20,000,000. Accordingly, cash of $5,000,000 and 919,540 Shares are being held in an irrevocable trust for the benefit of Mr. Fascitelli. The deferred payment obligation to Mr. Fascitelli vested on December 2, 1997. In December 1996 Mr. Fascitelli was granted an option to purchase 3,500,000 Shares, exercisable at the current market price on the date the Option was granted. In addition, Mr. Fascitelli's employment agreement provides that he may receive loans of up to $10 million from the Company during the term of his employment.

     The employment agreement of David R. Greenbaum, President of the Mendik Division provides that Mr. Greenbaum may receive loans of up to $10 million from the Company during the term of his employment agreement. In addition, Mr. Greenbaum was granted an option to purchase 570,000 Shares exercisable at the current market price on the date the option was granted.

     The employment agreement of Joseph Macnow, Executive Vice
President -- Finance and Administration, provides an undertaking to use best efforts annually to cause the Compensation Committee of the Board to grant Mr. Macnow options to purchase 75,000 Shares at a purchase price equal to the fair market value of the Shares on the dates the options are granted.

     The employment agreement of Mr. Rowan, Vice President -- Real Estate, provides an undertaking to use best efforts to cause the Compensation Committee of the Board to grant Mr. Rowan 50,000 Shares in each of the years, all at a purchase price equal to the fair market value of the Shares on the dates the options are granted.

     Section 162(m) of the Internal Revenue Code, which was adopted in 1993, provides that, in general, publicly traded companies may not deduct, in any taxable year, compensation in excess of $1,000,000 paid to any individual named in the Summary Compensation Table which is not "performance based", as defined in Section 162(m). Options granted under the Company's Omnibus Share Plan to date satisfy the performance based requirements under the final regulations issued with respect to Section 162(m). The deferred payment to Mr. Fascitelli does not meet the requirements of Section 162(m) and will thus be subject to the $1,000,000 limitation when paid.

               STANLEY SIMON
               RICHARD WEST

                               PERFORMANCE GRAPH

     The following performance graph compares the Company's share price performance to the S&P 500 and to the published National Association of Real Estate Investment Trusts (NAREIT) All Equity Index (excluding Health Care REITs). Share price performance for the past five years is not necessarily indicative of future results. The cumulative return includes the reinvestment of dividends.

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

     MEASUREMENT                                    THE
       PERIOD                                      NAREIT
    (FISCAL YEAR                     S&P 500     ALL EQUITY
      COVERED)          VORNADO       INDEX       INDEX(1)
1992                      100          100          100
1993                      138          110          120
1994                      155          111          123
1995                      169          153          142
1996                      246          188          192
1997                      449          251          231

---------------
(1) Excluding Health Care REITs.

(2) Includes a special dividend of $1.68 per share.

                           PRINCIPAL SECURITY HOLDERS

     The following table sets forth the beneficial ownership of Shares and units of limited partnership interest ("Units") in the Operating Partnership (based on 82,185,535 Shares and 7,988,470 Units outstanding as of April 15, 1998) of (i) each person holding more than a 5% interest in the Operating Partnership or the Company, (ii) trustees of the Company, (iii) the Named Executive Officers, and
(iv) the trustees and executive officers of the Company as a group. Unless otherwise noted, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. In addition, unless otherwise noted, the address of all such persons is c/o Vornado Realty Trust, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663.

                               NUMBER OF
                                 SHARES                       PERCENT OF
                               AND UNITS                          ALL
                              BENEFICIALLY   PERCENT OF ALL   SHARES AND
  NAME OF BENEFICIAL OWNER       OWNED        SHARES(1)(2)    UNITS(1)(3)
  ------------------------    ------------   --------------   -----------
Steven Roth(5)(6)...........   14,525,900         17.7%          15.8%
Russell B. Wight,
  Jr.(5)(7).................   13,492,800         16.4%          14.7%
David Mandelbaum(5).........   13,261,998         16.1%          14.4%
Interstate Properties(5)....   12,943,000         15.7%          14.1%
Cohen & Steers Capital
  Management, Inc.(8).......    7,042,900          8.6%           7.7%
FMR Corp.(14)...............    4,699,824          5.7%           5.1%
Bernard H.
  Mendik(4)(9)(10)..........    3,386,554          4.0%           3.7%
Michael D.
  Fascitelli(4)(11).........    1,619,540          1.9%           1.8%
David R. Greenbaum
  (4)(9)(12)................    3,545,508          4.1%           3.9%
Joseph Macnow(4)............      412,500        *               *
Richard T. Rowan(4).........      222,500        *               *
Ronald Targan...............      750,000        *               *
Stanley Simon...............       75,000        *               *
Richard West(13)............       21,000        *               *
All trustees and executive
  officers as a group (11
  persons)..................   22,075,592         25.4%          24.0%

---------------
  * Less than 1%.

 (1) At any time after one year from the date of issuance (or two years in the case of certain holders), holders of Units (other than the Company) will have the right to have their Units redeemed in whole or in part by the Operating Partnership for cash equal to the fair market value, at the time of redemption, of one Share of the Company for each Unit redeemed or, at the option of the Company, one Share of the Company for each Unit tendered, subject to customary anti-dilution provisions (the "Unit Redemption Right"). Holders of Units may be able to sell Shares received upon the exercise of their Unit Redemption Right in the public market pursuant to a registration rights agreement with the Company. The Company has filed a Registration Statement with the Securities and Exchange Commission to register certain of the Shares issuable upon the exercise of the Unit Redemption Right.

 (2) Assumes that all Units held by the beneficial owner are redeemed for Shares. The total number of Shares outstanding used in calculating this percentage assumes that all Shares that each person has the right to acquire within 60 days pursuant to the exercise of options or upon the exchange of Units for Shares are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

 (3) Assumes that all Units are redeemed for Shares.

 (4) The number of Shares beneficially owned by the following persons includes the number of Shares indicated due to the vesting of options: Bernard Mendik -- 34,000; Michael D. Fascitelli -- 700,000; David R.
     Greenbaum -- 193,800; Joseph Macnow -- 262,500; Richard Rowan -- 211,030; and all executive officers as a group -- 1,401,330.

 (5) Interstate, a partnership of which Messrs. Roth, Wight and Mandelbaum are the three general partners, owns 12,943,000 Shares. These Shares are included in the total Shares and the percentage of class for Interstate. Messrs. Roth, Wight and Mandelbaum share voting power and investment power with respect to these Shares.

 (6) Includes 34,400 Shares owned by the Daryl and Steven Roth Foundation, over which Mr. Roth holds sole voting power and investment power. Does not include 36,000 Shares owned by Mr. Roth's wife, as to which Mr. Roth disclaims any beneficial interest.

 (7) Includes 64,800 Shares owned by the Wight Foundation, over which Mr. Wight holds sole voting power and investment power.

 (8) Based on Schedule 13G dated February 11, 1998, Cohen & Steers Capital Management, Inc. has the sole power to vote or to direct the vote of 6,133,900 Shares and has the sole power to dispose or to direct the disposition of 7,042,900 Shares. The address of this beneficial owner is 757 Third Avenue, New York, New York 10017.

 (9) The address for this beneficial owner is c/o Mendik Realty Company, Inc., 330 Madison Avenue, New York, New York 10017.

(10) Includes (i) 2,549,782 Units which are held by The Mendik Partnership, L.P.
     (TMP) in which Mr. Mendik is a limited partner and controls the company which is the general partner of TMP, (ii) 801,926 Units which are held by FW/Mendik REIT, L.L.C. ("FW/Mendik"), which is comprised of two members controlled by Mr. Mendik, and (iii) 846 Units which are held by Mendik RELP Corp., a corporation controlled by Mr. Mendik. Does not include 976 Units which are held by Mr. Mendik's wife, as to which Mr. Mendik disclaims any beneficial interest.

(11) Includes 919,540 Shares held in a trust for the benefit of Mr. Fascitelli.

(12) Includes (i) 2,549,782 Units which are held by TMP in which Mr. Greenbaum is a limited partner and controls the Company which is the general partner of TMP, and (ii) 801,926 Units which are held by FW/Mendik, which is comprised of two members controlled by Mr. Greenbaum. Does not include 23,576 Units which are held by Mr. Greenbaum's wife, as to which Mr. Greenbaum disclaims any beneficial interest.

(13) Mr. West and his wife own 3,000 of these Shares jointly. Mr. West holds 18,000 of these Shares in self-directed Keogh accounts.

(14) Based on Schedule 13G dated February 14, 1998, FMR Corp. has the sole power to vote or to direct the vote of 58,694 Shares and has the sole power to dispose or to direct the disposition of 4,641,130 Shares. The address of this beneficial owner is 82 Devonshire Street, Boston, Massachusetts 02109.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to or accrued during the past three fiscal years for each of the five highest paid executive officers of the Company whose total compensation aggregated $100,000 or more in 1997 ("Covered Executives").

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                    COMPENSATION
                                      ANNUAL COMPENSATION              AWARDS       ALL OTHER
       NAME AND                ----------------------------------   ------------   COMPENSATION
  PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)   OTHER($)(1)     OPTIONS         ($)(6)
  ------------------    ----   ---------   --------   -----------   ------------   ------------
Steven Roth             1997     629,750         0            0              0        56,547
 Chairman and Chief     1996     629,750         0            0              0        57,108
 Executive Officer      1995     625,000         0            0              0        53,537
Michael D. Fascitelli   1997     600,000         0                           0         3,049
 President              1996      34,616         0            0      3,500,000(2)          0
David R. Greenbaum
 President of the
 Mendik Division        1997     212,500(3)       0           0        570,000(4)     11,305
Joseph Macnow           1997     380,500         0       56,524         75,000(5)     22,666
 Executive Vice         1996     365,500         0            0         75,000(5)     21,968
 President -- Finance   1995     354,000         0            0         75,000(5)     16,100
 and Administration
Richard Rowan           1997     380,500         0       62,678         75,000(5)     21,973
 Vice President --      1996     365,500         0            0         75,000(5)     21,066
 Real Estate            1995     354,000   250,000            0         75,000(5)     16,848

---------------
(1) Represents the forgiveness by the Company of one-fifth of the loan amount (together with interest) due from each of Messrs. Macnow and Rowan. The loans were issued in connection with Messrs. Macnow and Rowan's option exercises in prior years. The Company has agreed that on each January 1st (commencing January 1, 1997) it will forgive one-fifth of the amounts due from Messrs. Macnow and Rowan, provided they remain employees of the Company.

(2) Options are exercisable 20% twelve months after grant, and 20% after each of the following four twelve-month periods.

(3) Mr. Greenbaum's employment with the Company commenced on April 15, 1997.

(4) Options are exercisable 34% twelve months after grant, and 33% after each of the following two twelve-month periods.

(5) Options are exercisable 25% nine months after grant, and 25% after each of the following three six-month periods.

(6) Represents annual amounts of (i) employer paid contributions to the Company's 401(k) retirement plan and (ii) Company paid whole life insurance premiums for Covered Executives. Employer contributions to the Company's 401(k) retirement plan become vested 100% after the completion of five years of eligible service. The whole life insurance policies provide coverage in an amount equal to the excess of the amount covered under the Company's non-discriminatory group term life insurance benefit for all full time employees (i.e., two times salary) over the benefit cap imposed by the term insurance carrier.

     The following table lists all grants of share options and share appreciation rights to the Covered Executives made in 1997 and their potential realizable values, assuming annualized rates of share price appreciation of 5% and 10% over the term of the grant. The Company has not, to date, granted any share appreciation rights.

                             OPTION GRANTS IN 1997

                                                                        POTENTIAL REALIZABLE
                                    INDIVIDUAL GRANTS                     VALUE AT ASSUMED
                                    -----------------                          ANNUAL
                                % OF TOTAL                                    RATES OF
                                 OPTIONS                                     SHARE PRICE
                                GRANTED TO                                APPRECIATION FOR
                                EMPLOYEES    EXERCISE                        OPTION TERM
                      OPTIONS   IN FISCAL     OR BASE    EXPIRATION     --------------------
        NAME          GRANTED      YEAR        PRICE        DATE          5%            10%
        ----          -------   ----------   --------    ----------       --            ---
Steven Roth               --         0%           N/A          N/A            N/A           N/A

Michael D. Fascitelli     --         0%           N/A          N/A            N/A           N/A

David R. Greenbaum    570,000       38%      $30.34375     3/12/07    $10,877,322   $27,565,270

Joseph Macnow         75,000         5%      $26.28125     1/30/07    $ 1,239,610   $ 3,141,416

Richard Rowan         75,000         5%      $26.28125     1/30/07    $ 1,239,610   $ 3,141,416

     The following table summarizes all exercises of options during 1997, and the options held at December 31, 1997, by the Covered Executives.

             AGGREGATED OPTION EXERCISES IN 1997 AND 1997-YEAR END
                                 OPTION VALUES

                                                                         VALUE OF
                                                 NUMBER OF             UNEXERCISED
                                                UNEXERCISED            IN-THE-MONEY
                        SHARES                   OPTIONS AT             OPTIONS AT
                       ACQUIRED                   12/31/97               12/31/97
                          ON       VALUE        EXERCISABLE/           EXERCISABLE/
        NAME           EXERCISE   REALIZED     UNEXERCISABLE          UNEXERCISABLE
        ----           --------   --------   ------------------   ----------------------
Steven Roth                 --     $    --                  0/0       $              0/0
Michael D. Fascitelli       --          --    700,000/2,800,000    16,428,125/65,712,500
David R. Greenbaum          --          --            0/570,000              0/9,458,438
Joseph Macnow               --          --       225,000/75,000      6,424,219/1,699,219
Richard Rowan           11,470     179,378       173,530/75,000      4,893,289/1,699,219

EMPLOYEE RETIREMENT PLAN

     The Company's employee retirement plan provides retirement benefits to full-time employees of the Company. Effective December 31, 1997, the Company froze the plan. Benefits under the plan will continue to vest upon the completion of five years of service for all eligible employees. However, employees will not earn any additional benefits after December 31, 1997. In addition, no new participants will be eligible to enter the frozen plan. Annual retirement benefits are equal to 1% of the participant's base salary for each year of service. However, the portion of retirement benefits payable for service prior to plan participation is equal to 1% of the participant's base salary as of December 31 of the year before the participant began to participate in the plan for each year of the participant's past service. The amount of base salary which may be taken into account for benefit accrual purposes is limited to $160,000 in 1997.

     The amounts shown below are the estimated annual benefits (payable in the form of a life annuity) for each of the Covered Executives payable upon normal retirement at age 65. This amount assumes a maximum base salary for benefit accrual purposes of $160,000 for 1997 and that the Covered Executive's service is up to December 31, 1997. The estimated annual benefit payable at age 65 to Mr. Roth is $45,003; to Mr. Rowan, $28,427; and to Mr. Macnow, $29,002.

EMPLOYMENT CONTRACTS

     Mr. Fascitelli has a five-year employment contract which provides for an annual salary of $600,000. In addition to his annual salary, he received a deferred payment consisting of $5,000,000 in cash and a $20,000,000 convertible obligation payable at the Company's option in 919,540 of its Shares or the cash equivalent of their appreciated value but not less than $20,000,000. Accordingly, cash of $5,000,000 and 919,540 Shares are being held in an irrevocable trust for the benefit of Mr. Fascitelli. The deferred payment obligation to Mr. Fascitelli vested as of December 2, 1997. Further, Mr. Fascitelli was granted options for 3,500,000 Shares of the Company. Mr. Fascitelli may also receive loans of up to $10 million from the Company during the term of the employment agreement. He has also been given the use of a company automobile.

     The agreement also provides that if his employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include a change in Mr. Fascitelli's responsibilities, change in control of the Company, relocation of the Company or the failure of the Company to comply with the terms of the agreement) payment of his base salary shall continue for three years, offset in the second and third years for compensation received from another employer and benefits to him and his family shall continue for three years. The agreement further provides that if his employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct) payment of salary will cease.

     Mr. Greenbaum has an employment agreement with an initial term through April 30, 2000 (subject to extension) pursuant to which he will serve as President of the Mendik Division of the Company. The employment agreement provides for annual base compensation in the amount of $425,000. Mr. Greenbaum was granted options for 570,000 Shares of the Company. Mr. Greenbaum also may receive loans of up to $10 million from the Company during the term of the employment agreement.

     The agreement also provides that if his employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include, among other things, a change in Mr. Greenbaum's responsibilities, change in control of the Company, relocation of the Mendik Division's principal executive offices, the failure of Mr. Mendik to be elected as a trustee of the Company prior to April 30, 2003 or the failure of the Company to comply with the terms of the agreement), Mr. Greenbaum will receive (a) a lump sum payment of three times the sum of (i) his annual base compensation plus (ii) the average of the annual bonuses earned by him in the two fiscal years ending immediately prior to his termination and (b) continued provision of benefits to him and his family for three years. The agreement further provides that if his employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct) payment of salary will cease.

     Vornado has entered into an employment agreement with Joseph Macnow for a term through December 31, 2000 pursuant to which Mr. Macnow serves as Executive Vice President -- Finance and Administration. The employment agreement provides for annual base compensation in the amount of $425,000, subject to increases in the second and third years by a factor equal to 125% of the percentage increase in the prior year's consumer price index; use of a company automobile; and an undertaking by the Company to use best efforts to cause the Compensation Committee of the Board to grant Mr. Macnow options to purchase 75,000 Shares during each of the three years at a purchase price equal to the fair market value of the stock on the dates the options are granted.

     The agreement also provides that if Mr. Macnow's employment is terminated by the Company without cause or by him for good reason (as defined in the agreement to include, among other things, a change in his responsibilities, change in control of the Company, relocation of Vornado's principal executive offices or the failure of the Company to comply with the terms of the agreement), he will receive: (a) a lump sum payment of three times the sum of
(i) his annual base compensation plus (ii) the average of the annual bonuses earned by him in the two fiscal years ending immediately prior to his termination; (b) immediate vesting in any stock options granted to him by the Board; and (c) continued provision of benefits to him and his family for three years. The agreement further provides that if Mr. Macnow's employment is terminated by him without good reason or by the Company for cause (as defined in the agreement to include conviction of, or plea of guilty or nolo contendere to, a felony, failure to perform his duties or willful misconduct) payment of salary will cease.

     Mr. Rowan has an employment agreement expiring December 31, 2000 with the Company. The agreement provides to Mr. Rowan an initial annual salary of $380,500, subject to increases in the second and third years by a factor equal to 125% of the percentage increase in the prior year's consumer price index; use of a company automobile; and an undertaking by the Company to use best efforts to cause the Compensation Committee of the Board to grant Mr. Rowan options to purchase 50,000 Shares during each of the three years at a purchase price equal to the fair market value of the stock on the dates the options are granted. The agreements also provide that, if the Company should terminate Mr. Rowan's employment other than for just cause, payment of salary shall continue until the earlier of two years after the date of termination or the employee's becoming self-employed or employed with another company. The agreement further provides that if Mr. Rowan should terminate employment for just cause (defined as change of the employee's responsibility, change in control of the Company or relocation of the Company), such employee will be paid 2.99 times his annual salary and his unvested stock options will vest.

COMPENSATION OF TRUSTEES

     The Company compensated Messrs. Wight, Mandelbaum and Targan at a rate of $15,000 per year for serving as trustees plus $750 for each meeting of the Board or of any committee of the Board which the trustee attends. The Company compensated Stanley Simon and Associates, of which Stanley Simon is the owner, at a rate of $30,000 per year and Richard West at a rate of $40,000 per year in addition to $750 for each meeting. Messrs. Roth, Fascitelli and Mendik received no compensation as trustees. In addition Mr. Mendik was paid compensation of $141,667 for his services as Chief Executive Officer of the Mendik Division.

COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Company has a Compensation Committee, consisting of Messrs. Simon and West, which grants awards under the Company's Omnibus Share Plan and makes all other executive compensation determinations. Messrs. Roth, Fascitelli and Mendik are the only officers or employees of the Company or any of its subsidiaries who are members of the Board. There are no interlocking relationships involving the

Company's Board which require disclosure under the executive compensation rules of the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In April 1997, the Company transferred substantially all of its assets to the Operating Partnership. As a result, the Company now conducts its business through, and substantially all of its interests in properties are held by, the Operating Partnership, in which it is the sole general partner.

     Simultaneously with the formation of the Operating Partnership, the Company consummated the acquisition of interests in all or a portion of seven Manhattan office buildings (the "Mendik Properties") and the management company held by Bernard H. Mendik, Co-Chairman of the Board of Trustees of the Company, David R. Greenbaum, President of the Mendik Division of the Company, and certain entities controlled by them (the "Mendik Group") and certain of its affiliates (the "Mendik Transaction").

     The consideration for the Mendik Transaction was approximately $656 million, including $264 million in cash, $177 million in Units and $215 million in indebtedness.

     Pursuant to the Mendik Transaction, Mendik Management Company Inc. ("MMC") was formed. The Operating Partnership received 100% of MMC's non-voting common stock which entitles it to 95% of the net operating cash flow distributed by MMC to its shareholders. Michael Fascitelli, President and Trustee of the Company, Bernard Mendik, Co-Chairman of the Board of Trustees of the Company and Chief Executive Officer of the Mendik Division of the Company and David Greenbaum, President of the Mendik Division of the Company own the voting common stock of MMC. MMC will allocate expenses to the Operating Partnership to the extent that MMC employees perform services on behalf of the Operating Partnership.

     The Mendik Group owns an entity which provides cleaning and related services and security services to office properties. The Company has entered into contracts with the

Mendik Group to provide such services in the Company's Manhattan office buildings. Although the terms and conditions of the contracts pursuant to which these services are provided were not negotiated at arms-length, the Company believes, based upon comparable fees charged to other real estate companies, that the terms and conditions of such contracts are fair to the Company. The Company was charged fees in connection with these contracts of $9,965,241 for the period from April 15, 1997 to December 31, 1997, a portion of which is expected to be reimbursed to the Company by its tenants.

     During 1997, the Company paid $101,400 for legal services, in connection with certiorari proceedings at its shopping centers, to the firm of Mandelbaum & Mandelbaum, P.C., of which David Mandelbaum is a member, all or substantially all of which is expected to be reimbursed to the Company by its tenants. In addition, during 1997, the Company paid $92,545 for legal services to the firm of Schechner and Targan, P.A., of which Ronald Targan is a member.

     The Company currently manages and leases the real estate assets of Interstate pursuant to a management agreement for which the Company receives a quarterly fee equal to 4% of base rent and percentage rent and certain other commissions. The management agreement has a term of one year and is automatically renewable unless terminated by either of the parties on sixty days' notice at the end of the term. Although the management agreement was not negotiated at arms' length, the Company believes, based upon comparable fees charged by other real estate companies, that its terms are fair to the Company. For the year ended December 31, 1997, $1,184,000 of management fees were earned by the Company pursuant to the management agreement.

     The Company owns 29.3% of the outstanding shares of common stock of Alexander's. In March 1995, the Company lent Alexander's $45 million. The loan, which was scheduled to mature on March 15, 1998, has been extended to March 15, 1999 and the interest rate was reset from 15.60% per annum to 13.87% per annum.

     Alexander's is managed by and its properties are leased by the Company, pursuant to agreements with a one-year term which automatically renew. The annual management fee payable to the Company by Alexander's is $3,000,000, plus 6% of development costs with minimum guaranteed fees of $750,000 per annum.

     The leasing agreement provides for the Company to generally receive a fee of (i) 3% of sales proceeds and (ii) 3% of lease rent for the first ten years of a lease term, 2% of lease rent for the eleventh through the twentieth years of a lease term and 1% of lease rent for the twenty-first through thirtieth years of a lease term. Subject to the payment of rents by Alexander's tenants, the Company is due $6,244,000 at December 31, 1997. Such amount is receivable annually in an amount not to exceed $2,500,000 until the present value of such installments (calculated at a discount rate of 9% per annum) equals the amount that would have been paid had it been paid on September 21, 1993, or at the time the transactions which gave rise to the commissions occurred, if later. The Company recognized leasing fee income of $767,000 in 1997.

     On July 6, 1995, the Company assigned its management agreement with Alexander's to Vornado Management Corp. ("VMC"), a New Jersey corporation. In exchange, the Company received 100% of the preferred stock of VMC, which entitles it to 95% of net operating cash flow distributed by VMC to its shareholders. Steven Roth and Richard West, Trustees of the Company, own all of the common stock of VMC. VMC is responsible for its pro-rata share of compensation and fringe benefits of common employees and 30% of other common expenses.

     As of December 31, 1997, Interstate owned approximately 17.9% of the Shares of the Company and 27.1% of Alexander's common stock. Interstate is a general partnership in which Steven Roth, David Mandelbaum and Russel B. Wight, Jr. are the three general partners. Mr. Roth is the Chairman of the Board and Chief Executive Officer of the Company, the Managing General Partner of Interstate and the Chief Executive Officer and a director of Alexander's.

Mr. Mandelbaum and Mr. Wight are Trustees of the Company. The agreement with the Company and Interstate not to own in excess of two-thirds of Alexander's common stock or to enter into certain other transactions with Alexander's expired in March 1998.

     At December 31, 1997, the loans due from Mr. Roth, Mr. Rowan and Mr. Macnow in connection with their stock option exercises were $13,122,500 ($4,993,000 of which is shown as a reduction in shareholders' equity), $202,000 and $182,000, respectively. The loans bear interest at a rate equal to the broker call rate (7.25% at December 31, 1997) but not less than the minimum applicable federal rate provided under the Internal Revenue Code. Interest on the loan to Mr. Roth is payable quarterly. Mr. Roth's loan, which was due in December 1997, was extended for five years until December 2002. The Company has agreed on each January 1st (commencing January 1, 1997) to forgive one-fifth of the amounts due from Mr. Rowan and Mr. Macnow, provided that they remain employees of the Company.

     In March 1998, the Company lent Mr. Fascitelli $3,500,000 in connection with the terms of his employment agreement. The loan has a five-year term and bears interest at 5.47% (the mid-term applicable federal rate provided under the Internal Revenue Code). Interest on this loan is payable quarterly.

     In connection with the Company's acquisition of (i) a 60% interest in two partnerships which own Americold Corporation and URS Logistics, Inc., (ii) a 40% interest in Hotel Pennsylvania, (iii) a 100% interest in a company that manages the trade shows held at the Merchandise Mart and the Apparel Center in Chicago and the Washington Design Center and the Washington Office Center in Washington, D.C., (iv) a retail cooperative, and (v) the YMCA Development, preferred stock affiliates were formed. The Operating partnership received 100% of the non-voting common stock of these preferred stock affiliates which entitles it to 98% of the net operating cash flow distributed by the preferred stock affiliates to its shareholders. Steven Roth, Chief Executive Officer and Trustee of the Company, Michael D. Fas-citelli, President and Trustee of the Company, and Joseph Macnow, Executive Vice President -- Finance and Administration of the Company, purchased and own all of the voting common stock of these preferred stock affiliates which entitle them to the remaining 2% of the net operating cash flow distributed by these preferred stock affiliates.

                      INFORMATION RESPECTING THE COMPANY'S
                              INDEPENDENT AUDITORS

     The Board has retained Deloitte & Touche LLP to act as independent auditors for the fiscal year ending December 31, 1998. The firm of Deloitte & Touche LLP was engaged as independent auditors for the 1997 fiscal year and representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                 ADDITIONAL MATTERS TO COME BEFORE THE MEETING

     The Board does not intend to present any other matter, nor does it have any information that any other matter will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, it is the intention of the person named in the enclosed proxy to vote said proxy in accordance with his discretion on such matters.

                              ADVANCE NOTICE BYLAW

     The Bylaws of the Company provide that in order for a shareholder to nominate a candidate for election as a trustee at an annual meeting of shareholders or propose business for consideration at such meeting, notice must be given in writing to the Secretary of the Company at the principal executive offices of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's annual meeting.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for the 1999 Annual Meeting of Shareholders of the Company must be received at the principal executive office of the Company, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663, Attention: Secretary, not later than January 8, 1999, for inclusion in the 1999 proxy statement and form of proxy.

                           By Order of the Board of Trustees,

                           Lee D. Ratner
                           Assistant Secretary

April 30, 1998

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                                 [VORNADO LOGO]

             Park 80 West, Plaza II, Saddle Brook, New Jersey 07663

                              VORNADO REALTY TRUST

                                     PROXY

    The undersigned, revoking all prior proxies, hereby appoints Steven Roth proxy, with full power of substitution, to attend, and to cast all votes which the undersigned shareholder is entitled to cast, at the Annual Meeting of Shareholders of Vornado Realty Trust, a Maryland real estate investment trust (the "Company"), to be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663 on Wednesday, May 27, 1998 at 10:00 A.M., local time, upon any and all business as may properly come before the meeting and all adjournments thereof. Said proxy is authorized to vote as directed on the reverse side hereof upon the proposals which are more fully set forth in the Proxy Statement and otherwise in his discretion upon such other business as may properly come before the meeting and all adjournments thereof, all as more fully set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged.

    THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES OF THE COMPANY. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF TRUSTEES AND OTHERWISE IN THE DISCRETION OF THE PROXY.

                                 (Continued and to be Executed, on Reverse side)

      1. ELECTION OF TRUSTEES:

      The Board of Trustees recommends a Vote "FOR"
      Election of Trustees.

      FOR all nominees listed below [ ]      WITHHOLD
      AUTHORITY to vote for all nominees listed below [ ]

      Nominees: David Mandelbaum, Richard West (each for a
      term ending at the Annual Meeting of Shareholders in
      2001)

      (Instructions: To withhold authority to vote for any
                     individual nominee, write that
                     nominee's name in the space provided
                     below.)

      ----------------------------------------------------

                                                      Address Change and/or
                                                            Comments    [ ]

                                        Please date and sign as your name
                                        or names appear hereon. Each joint
                                        owner
                                        must sign. (Officers, Executors,
                                        Administrators, Trustees, etc.,
                                        will kindly so indicate when
                                        signing.)

                                        Dated   , 1998

                                         (Signature(s) of Shareholder(s))

                                        VOTES MUST BE INDICATED (X) IN
                                        BLACK OR BLUE INK. [X]

    PLEASE VOTE, DATE AND SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.